Green Mountain Coffee, Inc. Announces Dutch Auction
                   Self-Tender Offer For Up To 300,000 Shares


  WATERBURY,  VERMONT----April  3, 2000--Green  Mountain Coffee,  Inc.  (Nasdaq:
GMCR) today announced that its Board of Directors has authorized a Dutch Auction self-tender offer for up to 300,000 shares of the Company's Common Stock, representing approximately 9% of its outstanding shares.

          The tender  price  range  will be from  $13.50-$15.00  per share.  The
Company's shares closed trading on NASDAQ on April 3, 2000 at $14.00. The Company indicated that it would use cash on hand and borrowings under its credit line with Fleet Bank, N.A. to purchase the shares.

          The tender offer will be subject to various terms and conditions described in offering materials to be distributed to stockholders in approximately two weeks. STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT WHEN IT IS AVAILABLE AS IT CONTAINS IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE AT THE COMMISSION'S WEB SITE (www.sec.gov). THE TENDER OFFER STATEMENT AND RELATED DOCUMENTS, THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 25, 1999 AND FORM 10-Q FOR THE QUARTER ENDED JANUARY 15, 2000, ARE AVAILABLE FREE OF CHARGE FROM THE COMPANY.

          Under the terms of the Dutch Auction offer, stockholders will be given the opportunity to specify prices within the Company's stated price range at which they are willing to tender their shares. Upon receipt of the tenders, the Company will determine a final price that enables it to purchase up to the stated amount of shares from those stockholders who agreed to sell at or below the company-selected purchase price. All shares purchased will be at that determined price. If more than 300,000 shares are tendered at or below the purchase price, there will be a proration.

          Robert P. Stiller, Chairman, President and Chief Executive Officer of the Company, said, "We believe that our Company's stock is undervalued at the present time, and that this repurchase is in the best interests of the Company and is consistent with our long-term objective of increasing stockholder value."

           Certain statements contained herein, including, without limitation, statements containing the words "believe," "anticipates," "expects" and words of similar import, constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition and other business conditions in the coffee industry and more generally in the food and beverage industry, the impact of the loss of one or more major customers, the Company's level of success in continuing to attract new customers, economic conditions, variances from budgeted sales mix and growth rate, customer acceptance of the Company's new products, the impact of a tighter job market, weather and special or unusual events, as well as other risk factors as described more fully in the Company's filings with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.